EXHIBIT 10.3

                              AMENDMENT  TO  THE
                     ROCHESTER  COMMUNITY  SAVINGS  BANK
                    1992  STOCK  BASED  COMPENSATION  PLAN


          WHEREAS,  Rochester Community Savings Bank (the "Bank") sponsors its

1992  Stock-Based  Compensation  Plan  (the  "Plan"),  and

          WHEREAS,  the  Bank  is a wholly owned subsidiary of RCSB Financial,

Inc.  (the  "Parent"),  and

          WHEREAS,  the  Parent  wishes to amend the Plan concerning the stock options  provided  to  directors  who  serve  on the Board of Directors of the

Parent,
          NOW,  THEREFORE,  the  Plan  is  amended  as  follows:

          1.   Section 1 of  the Plan titled "Introduction  and  Statement  of

Purpose",  is  amended  to  read  in  full  as  follows:

          This Stock-Based Compensation Plan (the "Plan") is intended to encourage stock ownership by selected officers, employees, and directors of RCSB Financial, Inc. (the "Bank"), and its wholly owned subsidiaries (collectively, the "Subsidiaries" and individually, a "Subsidiary"), in order to increase their proprietary interest in the success of the Bank and to encourage them to remain in the employ of the Bank or a Subsidiary. Options granted under this Plan may be either Incentive Stock Options (as defined and provided for in Section 5(a) of this Plan) or Nonstatutory Stock Options (as defined and provided for in Section 5(b) of this Plan), and shall be determined in each specific case by a duly appointed committee of the Board of Directors of the Bank (the "Committee") as hereinafter provided. As used in this Plan, the term "option" shall refer to either Incentive Stock Options or Nonstatutory Stock Options, or both.

          2.   Subsection (a) of Section 10 of  the Plan,  titled  "Adjustment

Upon Changes in Capitalization: Changes in  Control", is amended to delete the reference  to approval of the Superintendent of Banks of the State of New York



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          3.  Section  11  of  the Plan,  titled "Director  Stock Options", is hereby amended  to  read  in  full  as  follows:

     (a) On the fourth Wednesday of May following the director's election at the annual meeting of shareholders of the Bank and on the fourth Wednesday of each May thereafter during such director's term, each director of the Bank who is not otherwise an employee of the Bank or a Subsidiary shall automatically be granted Nonstatutory Stock Options to purchase 1,000 shares of the Bank's Stock. Any director's stock option granted hereunder shall be fully vested on the date of grant.

     (b) Automatic director stock option grants shall only be made if, as of each date of grant (i) there remains in effect a standing resolution duly adopted by the Board of Directors authorizing such grants, which resolution may not be adopted or rescinded more frequently than once each year, (ii) the director is not otherwise an employee of the Bank or a Subsidiary, (iii) the director has not been an employee of the Bank or a Subsidiary for any part of the preceding year, and (iv) the director has served on the Board of Directors continuously since the commencement of his or her term.

          IN  WITNESS  WHEREOF, this Amendment has been executed this 22nd day of  November,  1995.

                         RCSB FINANCIAL, INC.


                         By:     /s/ Paula  D.  Dolan

                         Title:  Sr. Vice  President/Administration



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